Exhibit 10.5
DELUXE CORPORATION
DEFERRED COMPENSATION PLAN
(2008 Restatement)

DELUXE CORPORATION
DEFERRED COMPENSATION PLAN
(2008 Restatement)

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DELUXE CORPORATION
DEFERRED COMPENSATION PLAN
(2008 Restatement)
SECTION 1
RESTATEMENT AND PURPOSE
1.1. Restatement. Deluxe Corporation, a Minnesota corporation (hereinafter called the “Company”), established, effective as of November 15, 1983, a deferred compensation plan known as the “DELUXE CORPORATION DEFERRED COMPENSATION PLAN” (hereinafter called the “Plan”). The Plan was subsequently restated effective as of January 1, 1996, and restated again effective October 26, 2000 (except as otherwise indicated), and three amendments have subsequently been adopted. The Plan is now again restated effective January 1, 2009 (the “Effective Date”), except as otherwise indicated herein, in order to incorporate the previous amendments, amend the Plan to comply with the final regulations issued pursuant to section 409A of the Code of the Internal Revenue Code (the “Code”), and to make certain other changes.
1.2. Purpose. The purpose of the Plan is to provide a means whereby amounts payable by the Company to Participants (as hereinafter defined) may be deferred to some future period. It is also the purpose of the Plan to attract and retain as employees persons whose abilities, experience and judgment will contribute to the growth and profitability of the Company.
1.3. Effective Date. This restatement of the Plan is generally effective as of January 1, 2009. Certain provisions of the Plan, as set forth herein, are effective as of January 1, 2005, and any other provision of the Plan that is required to be effective as of January 1, 2005, in order to comply with section 409A of the Code shall be effective as of such date. Anything else contained herein to the contrary notwithstanding, the amendments to the Plan made by this restatement (with the exception of the amendments made to Sections 10 and 11 that are administrative in nature) shall not apply to the portion of a Participant’s Deferral Account that consists of amounts credited to the Deferral Account prior to January 1, 2005 and the earnings thereon, and such portion shall be distributed in accordance with the terms of the Plan as in effect prior to this restatement.
SECTION 2
DEFINITIONS
2.1. Definitions. Whenever used in this Plan, the following terms shall have the meanings set forth below:
(a)	“Affiliate” means a business entity which is a member of the Controlled Group and is recognized as an Affiliate by the Management Committee for the purposes of this Plan.

(b)	“Base Salary” means the base salary scheduled to be paid to a Participant during a Plan Year without regard to any Incentive Compensation, or any portion deferred under this Plan.

(c)	“Change in Control” is defined in Section 14.

(d)	“Code” means the Internal Revenue Code of 1986, and all regulations, revenue rulings, and other forms of authoritative guidance issued pursuant thereto.

(e)	“Controlled Group” means the Company and all other business entities, whether or not incorporated, which, together with the Company, would be considered a single employer under section 414(b) or (c) of the Code.

(f)	“Committee” means the Compensation Committee of the Board of Directors of the Company.

(g)	“Deferral Account” means the separate bookkeeping account representing the unfunded and unsecured general obligation of Company established with respect to each Participant to which is credited the dollar amounts specified in Section 5 and from which are subtracted payments made pursuant to Sections 6 and 7.

(h)	“Disability” means, as to a Participant who is an employee of the Company, a determination of disability under Company’s Long Term Disability Plan. If the Participant is an employee of an Affiliate, “Disability” means as to such Participant, a determination of disability under the Long Term Disability Plan of such Affiliate, or, if no such Plan exists, then under the Long Term Disability Plan of the Company as if such Participant were a participant in such plan. If the Company discontinues its Long Term Disability Plan, then “Disability” shall mean long term disability as defined in any other Plan of the Company which generally defines long term disability for purposes of such other plan. In no event, however, shall a Participant be considered to have a Disability for purposes of this Plan until such time as such Participant is entitled to begin (or would be entitled to begin, if such Participant were a participant in the relevant plan) receipt of benefits under such long term disability or other relevant plan. Effective January 1, 2009, a Participant shall not be considered to have a Disability unless the condition constituting Disability is a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve months, and the Participant either has been receiving disability payments under any plan (including a short-term disability plan or practice) of the Company or an Affiliate for at least three months, or, if he or she is not eligible to participate in any disability plan, is unable to engage in any substantial gainful activity.

(i)	“Eligible Employee” means an employee of the Company or its Affiliates who (i) is an officer or assistant officer, or (ii) has significant management or professional responsibilities, and (iii) who is highly compensated. Subject to the limitations contained in Section 3, the Management Committee from time to time may (i) establish rules governing the eligibility of employees of the Company and its Affiliates to participate in the Plan and, such rules, if adopted, shall be deemed to further define or amend, as the case may be, the definition of “Eligible Employee” herein, and (ii) permit certain employees of the Company and its Affiliates, who would not otherwise be eligible to participate in the Plan, to participate in the Plan.

(j)	“ERISA” means the Employee Retirement Income Security Act of 1974, and all regulations and other forms of authoritative guidance issued pursuant thereto.

(k)	“Event of Maturity” means any of the occurrences described in Section 6.1 by reason of which a Participant or Beneficiary may become entitled to a distribution from the Plan.

(l)	“Incentive Compensation” means the incentive, bonus, and similar compensation that is paid to a Participant based on performance or other factors during a Plan Year without regard to any portion deferred under this Plan. Incentive Compensation shall not include any awards made under the 2000 Stock Incentive Plan, or any subparts thereof, until such time as the Management Committee determines that all or a portion of such compensation is Incentive Compensation.

(m)	“In-Service Distribution Account” means an account to which a Participant allocates a portion of his or her Deferral Account in accordance with Section 6.2.5. Except for distribution in Section 6.2.5, or as otherwise provided in this Plan, an In-Service Distribution Account shall be treated as part of the Participant’s Deferral Account for all purposes of the Plan.

(n)	“Installment Amount” means the portion of a Participant’s Deferral Account that is to be paid during a period designated pursuant to Section 6.2.1 by the Participant in writing at the time of his or her enrollment or otherwise made in accordance with this Plan. Installment Amounts may, with the consent of the Management Committee, be expressed either in dollars or as a percentage of the Participant’s total Deferral Account, and if the Installment Amount is expressed in dollars and is less than the total Deferral Account, the Installment Amount shall be equal to the Deferral Account.

(o)	“Management Committee” means the Management Committee formed by the Chief Executive Officer pursuant to Section 11 of the Plan.

(p)	“Participant” means any Eligible Employee who is affirmatively selected by the Management Committee and who elects to participate in the Plan.

(q)	“Plan Year” means the twelve-month period coinciding with the Company’s fiscal year and ending on each December 31.

(r)	“Selected Distribution Date” shall mean the date that is designated in accordance with this Plan by the Participant in writing at the time of his or her enrollment as the date for the payment or commencement of payments of his or her Deferral Account. To the extent permitted by the Management Committee, a Participant may designate either the date of his Termination of Employment, January 1 of the year following his or her Termination of Employment as the Selected Distribution Date, January 1 of a specified year (whether or not Termination of Employment has occurred), or any other date permitted by the Management Committee that complies with section 409A of the Code. In the absence of an effective election of any other date, a Participant’s Selected Distribution Date shall be the date of his or her Termination of Employment.

(s)	“Termination of Employment” means a complete severance of a Participant’s employment relationship with the Company and all Affiliates. Effective January 1, 2009, a Participant shall not be considered to have incurred a Termination of Employment until the Participant has incurred a separation from service as determined in accordance with section 409A of the Code. By way of illustration, and without limiting the generality of the foregoing, the following principals shall apply in determining whether a Participant has incurred a separation from service:
(i)	The Participant shall not be considered to have separated from service so long as the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract.

(ii)	Regardless of whether his or her employment has been formally terminated, the Participant will be considered to have separated from service as of the date it is reasonably anticipated that no further services will be performed by the Participant for the Company, or that the level of bona fide services the Participant will perform after such date will permanently decrease to less than 50 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of employment if the Participant has been employed for less than 36 months). For purposes of the preceding test, during any paid leave of absence the Participant shall be considered to have been performing services at the level commensurate with the amount of compensation received, and unpaid leaves of absence shall be disregarded.

(iii)	For purposes of determining whether the Participant has separated from service, all services provided for the Company, or for any entity that is a member of the Controlled Group (including any Affiliate), shall be taken into account, whether provided as an employee or as a consultant or other independent contractor; provided that the Participant shall not be considered to have not separated from service solely by reason of service as a non-employee director of the Company or any other such entity. Solely for purposes of this Section 2.1(r), the term “Controlled Group” shall be modified by substituting “50 percent” for “80 percent” for all purposes of section 414(b) and (c) of the Code (and section 1563 to the extent incorporated therein).

(iv)	A Participant who is employed by an Affiliate, and continues to be employed by the Affiliate following a stock sale, spin-off, or other transaction that causes the Participant’s employer to cease to be a member of the Controlled Group, shall not be considered to have incurred a Termination of Employment as a result of such transaction. A Participant who ceases to be employed by the Company or any member of the Controlled Group as a result of a sale of substantially all of the assets constituting a division, facility, or separate line of business, shall be considered to have incurred a Termination of Employment unless the Company (or Affiliate selling such assets) and the purchaser agree in writing, not later than the closing date of such transaction, that all Participants affected by such transaction shall not be considered to have incurred a Termination of Employment, and that the purchaser agrees to assume the obligation for payment of the Deferral Accounts of all such Participants in accordance with the Plan, unless the transaction constitutes a Change in Control with respect to such Participants and Section 14.1 applies.
2.2. Transition Rule. Subject to rules and deadlines established by the Management Committee, Participants with Deferral Accounts as of December 31, 2008, who have not commenced receiving payments under Section 5 shall have an opportunity to change the deferral election(s) for their Deferral Accounts and elect a new designation of a time and form of payment pursuant to Section 6.2.4 as in effect prior to January 1, 2005. No change in a deferral election shall cause an amount that would otherwise have been paid in the year in which the election is made to be paid in a later year, or cause an amount that would have been paid in a later year to be paid in the year in which the election is made. Such new designation must, however, apply to the entire Deferral Account such that after the new designation, the Participant shall have one Selected Distribution Date and one form of payment under Section 6 for his or her entire Deferral Account. Participants failing to make an effective new designation or not eligible for a new designation pursuant to this transition rule shall receive their distribution by giving effect to the prior effective election(s) under the Plan.
SECTION 3
ELIGIBILITY FOR PARTICIPATION
Each Eligible Employee of the Company and its Affiliates shall be eligible to participate in the Plan and shall become a Participant upon selection by the Management Committee. In the event a Participant ceases to be an Eligible Employee, he or she shall become an inactive Participant, retaining all the rights described under the Plan, except the right to elect any further deferrals. Notwithstanding anything apparently to the contrary in this Plan or in any written communication, summary, resolution or document or oral communication, no individual shall be a Participant in this Plan, develop benefits under this Plan or be entitled to receive benefits under this Plan (either for himself or herself or his or her survivors) unless such individual is a member of a select group of management or highly compensated employees (as that expression is used in ERISA).
SECTION 4
ENROLLMENT AND ELECTIONS
4.1. Initial Enrollment. Prior to the first Plan Year that an employee selected for participation becomes a Participant, such employee shall complete such forms and make such elections as required by the Company for effective administration of the Plan. Such initial enrollment:
(a)	Shall specify the form in which distribution of the Deferral Account attributable to that enrollment shall be made under Section 6 (and if such designation is not clearly made to the contrary, shall be deemed to have been an election of a single lump sum distribution).

(b)	Shall specify the time at which distribution shall be made which shall, subject to Section 6 hereof, be the later of such Participant’s Selected Distribution Date or such Participant’s Termination of Employment.

(c)	Shall be made upon forms furnished by the Company, shall be made at such time as the Company shall determine and shall conform to such other procedural and substantive rules as the Company shall prescribe from time to time.

(d)	Shall be irrevocable once it has been accepted by the Chief Executive Officer of the Company pursuant to Section 4.2(a), except to the extent that a new designation is made effective in accordance with Section 2.2 or 6.2.4.

(e)	Shall contain a deferral election made in accordance with Section 4.2.
4.2. Election to Defer. Prior to the first day of any Plan Year, a Participant may make a deferral election for that Plan Year. A separate election shall be made for each Plan Year, subject to the authority of the Management Committee to provide for elections that renew automatically unless changed or revoked prior to the beginning of a subsequent Plan Year. Each such deferral election:
(a)	Shall be irrevocable for the Plan Year with respect to which it is made once it has been accepted by the Chief Executive Officer of the Company or his or her designee; provided that an election for a Plan Year that has not been accepted by the last day of the last day of the preceding Plan Year shall be void.

(b)	Shall designate the amount or portion of the Participant’s Incentive Compensation which is earned during that Plan Year (without regard to whether it would be paid during that or a subsequent Plan Year) which shall not be paid to the Participant but instead shall be accumulated in this Plan under Section 5 and distributed from this Plan under Section 6. Such designation shall be in a minimum amount of $1,000. If expressed as a percentage, such percentage shall not exceed fifty percent (50%) of such Participant’s Incentive Compensation. If expressed as a dollar amount, such dollar amount shall not exceed the dollar amount equivalent of fifty percent (50%) of such Participant’s targeted Incentive Compensation. If a dollar amount is elected, such election shall be reduced dollar for dollar if the Incentive Compensation declared, net of any applicable tax withholding, is less than the election.

(c)	Shall designate the amount or portion of the Participant’s Base Salary which is earned during that Plan Year (without regard to whether it would be paid during that or a subsequent Plan Year) which shall not be paid to the Participant but instead shall be accumulated in this Plan under Section 5 and distributed from this Plan under Section 6. Such designation shall be in a minimum amount of $1,000, and may be up to 100 percent (100%) of such Participant’s Base Salary, less (i) all FICA, federal, state and/or local income tax liabilities, and (ii) all other amounts withheld from the Participant’s Base Salary, including without limitation elective deferrals and contributions to any other employee benefit plan, whether before or after tax, and repayment of any loans. The amount withheld pursuant to clause (ii) shall be determined as of the last day of the immediately preceding Plan Year, and by making a deferral election the Participant agrees not to increase the amount of any such withholding if the effect would be to reduce the portion of his or her Base Salary that is deferred.

(d)	Shall be made upon forms furnished by the Company, shall be made at such time as the Company shall determine, shall be made before the beginning of the Plan Year with respect to which it is made and shall conform to such other procedural and substantive rules as the Company shall prescribe from time to time.
4.3. Special Rule for New Hires. Notwithstanding anything to the contrary in this Plan, the Management Committee may designate an employee of the Company or its Affiliates as an Eligible Employee in the employee’s year of hire if the new hire satisfies the eligibility requirements of Section 3. In such cases, the new hire may, either prior to commencement of employment or within 30 days thereafter, make a deferral election for the current Plan Year as provided in Sections 4.1 and 4.2, except for the requirement that the election be made prior to the first day of the Plan Year. Such newly hired Participants, however, may defer Base Salary only and may not defer Incentive Compensation unless permitted by the Management Committee. Such new hires may also defer any hiring bonus provided by Company, or any other type of compensation approved by the Management Committee (including Incentive Compensation), provided that any such election shall be made prior to commencement of employment. The newly hired Participant shall make deferral elections according to Sections 4.1 and 4.2 for Plan Years after the year of hire, as long as the employee continues to be an Eligible Employee. Effective January 1, 2009, a newly hired employee shall not be eligible to make an election under this Section 4.3 if the employee has been eligible to participate in any account balance deferred compensation plan (as defined in section 409A of the Code) sponsored by the

Company or any member of the Controlled Group within 24 months prior to his or her date of hire (other than through the accrual of earnings on amounts previously deferred), unless the employee received a distribution of his or her entire account balance under such other plan within such 24 month period and was not eligible to participate after receiving such distribution.
4.4. 409A Transition Rule. Pursuant to IRS Notice 2005-1, Q&A #20(a) and (c) and for the purpose of taking advantage of the transition relief afforded thereunder, each Participant was permitted to revoke in their entirety his or her election or elections to defer payment of (i) Base Salary earned in 2005 that would otherwise been paid during 2005, (ii) Incentive Compensation earned in 2004 that would have otherwise been paid during 2005, and (iii) Incentive Compensation earned in 2005 whether paid in 2005 or 2006. Such election revocation were required to be made in writing and filed with the Chief Executive Officer of the Company on or before December 1, 2005.
SECTION 5
DEFERRAL ACCOUNTS
5.1. Participant Deferral Accounts. The Company shall establish and maintain a bookkeeping Deferral Account for each Participant. At its discretion the Company may obtain life insurance on the life of any or all Participants to provide all or a substantial portion of the money needed to pay the amounts deferred under the Plan. Each Participant’s Deferral Account shall be credited, as appropriate, with one or more of the following:
(a)	Base Salary deferrals and Incentive Compensation deferrals made pursuant to Section 4, above;

(b)	Employee Benefit Plan Equivalents as provided by Section 5.2 below; and

(c)	Gains or losses on deemed investment options as provided by Section 5.3 below.
5.2. Employee Benefit Plan Equivalent. To the extent the Company’s contributions under its compensation-based benefit plans (including the Deluxe Corporation Supplemental Benefit Plan) are reduced as a result of the Participant’s deferral of compensation under the Plan, the amount of such reduction shall be credited to the Participant’s Deferral Account. Any amount credited under this procedure shall be credited as of the last day of the Plan Year during which such compensation was earned without regard to whether it is paid in a subsequent year. Any amount credited to a Deferral Account of a Participant under this Plan shall not be duplicated, directly or indirectly, under any other plan of the Company.
5.3. Investment Options. The Management Committee shall permit a Participant to allocate the Participant’s Deferral Account among one or more investment options for purposes of measuring the value of the benefit. That portion of the Deferral Account allocated to an investment option shall be deemed to be invested in such investment option and shall be valued as if so invested, reflecting all earnings, losses and other distributions or charges and changes in value which would have been incurred through such an investment. Neither the Company nor the Plan nor any trust established under the Plan shall have any obligation to invest in any such investment option. The determination of which investment options to make available (each of which shall be either a predetermined actual investment or a reasonable rate of interest as defined for purposes of section 3121(v)(2) of the Code) and the continued availability of selected investment options rests in the Management Committee’s sole discretion. A Participant’s request to allocate or reallocate among investment options must comply with any procedures established by the Management Committee, which procedures may specify a default investment option for Participants who fail to make an effective election, and must be in such increments as the Management Committee may require. The Participant may reallocate the Participant’s Deferral Account among investment options as of any day that the U.S. securities markets are open and conducting business. All requests for allocation or reallocation are subject to acceptance by the Management Committee, at its discretion. If accepted by the Management Committee, an allocation request will be effective as soon as reasonably administratively practicable.
5.4. Charges Against Deferral Accounts. There shall be charged against each Participant’s account any payments made to the Participant or his or her Beneficiary in accordance with Sections 6 or 7 of the Plan.
5.5. Contractual Obligation. It is intended that the Company or Affiliate by whom the Participant is employed is under a contractual obligation to make payments to a Participant when due. Such payments shall be made out of the general funds of the Company or Affiliate.
5.6. Unsecured Interest. The obligation of the Company to make payments under this Plan constitutes only the unsecured (but legally enforceable) promise of the Company to make such payments. The Participant shall have no lien, prior claim or other security interest in any property of the Company. The Company is not required to establish or maintain any fund, trust or account (other than a bookkeeping account or reserve) for the purpose of funding or paying the benefits promised under this Plan. If any such fund, trust (including any rabbi trust) or account is established, no Participant shall have any lien, prior claim, security interest or beneficial interest in any property therein. The Company will pay the cost of this Plan out of its general assets. All references to accounts, accruals, gains, losses, income, expenses, payments, custodial funds and the like are included merely for the purpose of measuring the Company’s obligation to Participants in this Plan and shall not be construed to impose on the Employers the obligation to create any separate fund for purposes of this Plan. In the case of a Participant employed by an Affiliate the provisions of this Section 5.6 shall also apply to such Affiliate.
SECTION 6
PAYMENT OF DEFERRED AMOUNTS
6.1. Event of Maturity. A Participant’s Deferral Account shall mature and shall become distributable in accordance with Section 6.2 and 6.3 upon the earliest occurrence of any of the following events:
(a)	The Participant’s death;

(b)	The Participant’s Disability; or

(c)	The occurrence of the Selected Distribution Date. Notwithstanding the foregoing, if a Selected Distribution Date that was elected prior to January 1, 2009, occurs prior to Termination of Employment other than by reason of death or Disability, the Event of Maturity shall be postponed until the Participant’s Termination of Employment. Effective for Selected Distribution Dates elected on or after January 1, 2009 (including new Selected Distribution Dates elected pursuant to Section 6.2.4), the preceding sentence shall not apply, and the Event of Maturity shall be the Selected Distribution Date even if the Participant is still employed on the Selected Distribution Date. If the Participant’s Selected Distribution Date occurs while the Participant is still employed, and if the Management Committee determines that the Participant is eligible to continue to make deferral elections for Plan Years after the last Plan Year prior to the Selected Distribution Date, a new Deferral Account shall be established for the Participant to which all amounts deferred for such Plan Years, and any earnings thereon, shall be credited, and the Participant may elect a new Selected Distribution Date, and method of distribution, for such new Deferral Account prior to the beginning of the Plan Year that includes the original Selected Distribution Date.
6.2. Form of Distribution. Upon the occurrence of an Event of Maturity specified in Section 6.1 effective as to a Participant, the Company shall commence payment of such Participant’s Deferral Account (reduced by the amount of any applicable payroll, withholding and other taxes) in the form designated by the Participant in his or her enrollment subject to the rules of this Section 6. A Participant shall not be required to make application to receive payment.
     6.2.1. Form of Payment. Payment shall be made in whichever of the following forms as the Participant shall have designated in writing at the time of his or her initial enrollment or subsequent effective new designation under Section 6.2.4 (to the extent that such election is consistent with the rules of this Plan):
(a)	Term Certain Installments to Participant. Subject to Section 6.2.1(d), below, if the distributee is a Participant and the Installment Amount on the date of the applicable Event of Maturity (without giving effect to any gains or losses under Section 5.1(c) after such date) is at least Fifty Thousand Dollars ($50,000), in a series of monthly installments payable over a period not less than two (2) years and not more than ten (10) years, commencing as of the day specified in Section 6.2.2 and continuing on the first day of each succeeding month until the Installment Amount is paid in full. If the Participant elects installments, his or her account shall continue to be credited or charged with investment results pursuant to Section 5.3, and the amount of each monthly installment during a year shall be equal to (i) the remaining balance of the Installment Amount on the last day of the preceding year, divided by the number of years for which installments remain to be paid or, in the case of installments to be paid in the first year to a Participant whose Selected Distribution Date was the day of his or her Termination of Employment, the Installment Amount at the end of the month in which the

Termination of Employment occurs, in either case divided by (ii) the number of monthly installments to be paid in such year; provided that the final monthly installment shall be equal to the entire remaining balance of the Installment Amount. The entire series of installments shall be considered a single payment for purposes of section 409A of the Code.

(b)	Lump Sum. If the distributee is either a Participant or Beneficiary (except as provided in Section 6.2.1(a)), in a single lump sum payment. Payment to a Beneficiary shall in all events be made in a lump sum, regardless of whether the Participant elected payment in installments and regardless of whether installment payments have begun at the time of death.

(c)	Lump Sum Distribution Notwithstanding Designation. If a Participant’s total Installment Amount is less than Fifty Thousand Dollars ($50,000) on the Event of Maturity, then, regardless of whether the Participant elected to have his or her Deferral Account paid in installments pursuant to Section 6.2.1(a), such Participant’s entire Deferral Account shall be paid in a single lump sum pursuant to the provisions of Section 6.2.1(b) above.
     6.2.2. Time of Payment. Payment shall be made or commenced to a Participant or Beneficiary in accordance with the following rules:
(a)	Selected Distribution Date. Except as otherwise provided in this Section 6.2.2, payment shall be made or commenced within ninety (90) days after the Participant’s Selected Distribution Date.

(b)	Death. Upon the death of a Participant before his or her entire Deferral Account has been distributed, payment of the remaining balance of the Deferral Account shall be made to the Beneficiary within ninety (90) days after the Participant’s death.

(c)	Disability. If the payment is made on account of the Participant’s Disability, payment shall be made in a single lump sum as if the Participant had a Termination of Employment as provided in paragraph (a) above, within ninety (90) days of the commencement of such Disability.

(d)	Selected Distribution Date Designated Before 2009. If a Selected Distribution Date elected prior to January 1, 2009, occurs prior to the Participant’s Termination of Employment, payment shall be made or commenced within ninety (90) days after the Participant’s Termination of Employment.

(e)	Six Month Delay in Distributions to Key Employees. If a Participant’s Event of Maturity is, or is defined by, the Participant’s Termination of Employment and the Participant is a “key employee”, as hereinafter defined, then no distribution shall be made to the Participant until the first business day that is at least six months after the Termination of Employment. If the distribution is to be made in the form of a lump sum, then the Participant’s Deferral Account shall continue to be credited with earnings or losses based upon the investment options elected

(which may be changed during such six month period in accordance with Section 5.3) until distributed. If the distribution is to be made in installments, then all installments that would otherwise have been paid during such six month period shall be accumulated and paid in a lump sum, without interest, at the end of such six month period. If the Participant dies during the six month period, the delay required by this Section 6.2.2(e) shall not apply to payments to the Participant’s Beneficiary. For purposes of this Section 6.2.2(e) a “key employee” shall mean any Participant who is a key employee as defined by section 416(i) of the Code (disregarding section 416(i)(5)). Whether a Participant is a key employee shall determined as of the last day of each Plan Year, based upon the Participant’s total compensation during the Plan Year then ending and the Participant’s status as an officer or shareholder at any time during such Plan Year, and a Participant who is determined to be a key employee on the last day of a Plan Year shall be subject to this Section 6.2.2(e) if the Participant incurs a Termination of Employment during the twelve (12) months commencing on April 1 of the following Plan Year. For purposes of determining a Participant’s status as a key employee, the Participant’s compensation shall mean total compensation required to be reported as taxable income in Box 1 of Form W-2 (or its equivalent), increased by all pre-tax deferrals and contributions pursuant to section 402(g), 125, or 132(f) of the Code, provided that compensation paid to a nonresident alien which is not effectively connected with the conduct of a trade or business within the United States shall not be included. For avoidance of doubt and without limiting the generality of the last sentence of Section 1.3, this Section 6.2.2(e) shall not apply to the portion of a Participant’s Deferral Account that consists of amounts credited to the Deferral Account prior to January 1, 2005 and the earnings thereon, and such portion shall be distributed without the six month delay required by this Section 6.2.2(e).

(f)	No Election of Year of Payment. In any case in which the ninety (90) day period during which payment is to be made overlaps two calendar years, the Participant or Beneficiary shall not be permitted to elect, directly or indirectly, the year in which the payment shall be made.
     6.2.3. Default. If for any reason a Participant shall have failed to make a timely written designation of the form of distribution or of a Selected Distribution Date for payment (including reasons entirely beyond the control of the Participant), the payment shall be made in a single lump sum within ninety (90) days of the Participant’s Termination of Employment. No spouse, former spouse, Beneficiary or other person shall have any right to participate in the Participant’s selection of a form of benefit.
     6.2.4. New Designation. At any time and from time to time, each Participant may file with the Chief Executive Officer of the Company (or as otherwise directed by the Management Committee) a new designation of a time and form of payment. Each subsequent designation shall supercede all prior designations and shall be effective as to the Participant’s entire Deferral Account (including the portions of the Deferral Account attributable to periods before the new designation is filed) as if the new designation had been made in writing at the time of the Participant’s initial enrollment. Notwithstanding the foregoing, any new designation shall be disregarded as if it had never been filed (and the prior effective designation shall be given effect)

unless the designation was filed with the Chief Executive Officer of the Company (or as otherwise directed by the Management Committee) at least twelve (12) months before the Participant’s Termination of Employment, or before the Participant’s Selected Distribution Date if other than his or her Termination of Employment. Effective January 1, 2005, (i) if a Participant designates a new Selected Distribution Date it must be at least five years after the original Selected Distribution Date, (ii) if a Participant whose prior Selected Distribution Date was or defaulted to Termination of Employment designates a Selected Distribution Date the Selected Distribution Date shall be the later of the date so designated or the fifth anniversary of the Participant’s Termination of Employment, and (iii) if a Participant makes any new designation (including a new designation that changes the form of payment only), then, unless the Event of Maturity is the Participant’s death or Disability, the date for commencement of payment shall be five years after the date specified in Section 6.2.2. For avoidance of doubt and without limiting the generality of the last sentence of Section 1.3, the preceding sentence shall not apply to the portion of a Participant’s Deferral Account that consists of amounts credited to the Deferral Account prior to January 1, 2005 and the earnings thereon, and an election that does not satisfy the requirements of the preceding sentence shall apply only to such portion of the Participant’s Deferral Account.
     6.2.5. In-Service Distribution Accounts. At the same time that a Participant makes a deferral election for any Plan Year pursuant to Section 4.2, the Participant may elect to have a portion of his or her deferrals for that Plan Year or, to the extent permitted by the Management Committee, Benefit Plan Equivalents credited to his or her Deferral Account as of the last day of the Plan Year, credited to an In-Service Distribution Account, which shall be distributed in accordance with the following provisions.
(a)	When a Participant first elects to have an amount credited to an In-Service Distribution Account, the Participant shall specify a distribution date for the In-Service Distribution Account (the “In-Service Distribution Date”), which shall be January 1 of a year that is at least three years after the first amount is credited to the In-Service Distribution Account.

(b)	The balance in an In-Service Distribution Account shall be distributed either in a lump sum on the In-Service Distribution Date, or, if the Participant so elects at the same time the In-Service Distribution date is specified, in a series of monthly installments payable over a period not less than two (2) years and not more than five (5) years commencing on the In-Service Distribution Date, calculated in accordance with Section 6.2.1(a) as if the entire balance in the In-Service Distribution Account were the Installment Amount (without regard to the requirement that the minimum account balance for installment payments may not be less than $50,000).

(c)	If a Participant incurs a Termination of Employment for any reason, including death or Disability, either prior to the In-Service Distribution Date, or while an In-Service Distribution Account is being paid in installments, the remaining balance of the In-Service Distribution Account shall be distributed in the same manner as the Participant’s Deferral Account.

(d)	A Participant may not elect to have any portion of the deferrals for any Plan Year allocated to an In-Service Distribution Account beginning with the Plan Year that includes the In-Service Distribution Date, and any such election shall be void and the amount of the deferral shall instead be allocated to the Deferral Account.

(e)	A Participant may have up to two separate In-Service Distribution Accounts at any one time, with different In-Service Distribution Dates and/or distribution methods. A Participant may change the In-Service Distribution Date, or the method of distribution of the In-Service Distribution Account, by filing a new designation in accordance with Section 6.2.4 at least one year prior to the original In-Service Distribution Date; provided that if any portion of the In-Service Distribution Account represents amounts deferred on or after January 1, 2005, no change may be made (including changing the form of payment only) unless the new designation changes the In-Service Distribution Date to a date that is at least five years later than the original In-Service Distribution Date.
     6.2.6. Code Section 162(m) Delay. If the Company reasonably anticipates that all or any portion of a payment to a Participant, if paid at the time otherwise provided in this Section 6.2, would not be tax deductible by reason of section 162(m) of the Code, then payment of the nondeductible portion of such payment shall be deferred until either (i) the Company’s first fiscal year in which the Company reasonably anticipates, or should reasonably anticipate, that deductibility of the payment will not be limited by section 162(m), or (ii) the period beginning with the date of the Participant’s Termination of Employment and ending on the later of the last day of the Company’s fiscal year that includes the Termination of Employment or the fifteenth day of the third month following the Termination of Employment; provided that all other scheduled payments of deferred compensation (as defined in section 409A of the Code) to the same Participant that could be deferred in order to insure their deductibility under section 162(m) are also deferred. Where the payment is delayed to a date on or after the Participant’s Termination of Employment, the payment will be considered a payment upon the Participant’s Termination of Employment for purposes of Section 6.2.2(f), and the date that is six months after the Termination of Employment of a Participant subject to Section 6.2.2(f) shall be substituted for the date of the Participant’s Termination of Employment in clause (ii) of the preceding sentence. No election may be provided a Participant with respect to the timing of any payment that is delayed under this Section 6.2.5.
6.3. Distribution of Taxable Amounts. Notwithstanding anything to the contrary in this Plan, in the event that any portion of a Participant’s Deferral Account is ever required to be included in the Participant’s taxable income prior to its payment to the Participant by reason of section 409A of the Code, the portion of the Deferral Account determined to be included in taxable income shall be distributed to the Participant as soon as practical after such determination is made.
6.4. Tax Withholding. All payments under the Plan are subject to, and net of, all applicable federal, state and local tax withholding. To the extent that amounts credited to a Participant’s Deferral Account are subject to tax under the Federal Insurance Contributions Act (“FICA”) prior to distribution, the Management Committee may direct that all or any portion of the employee’s FICA obligation (plus any federal, state or local income tax withholding resulting from such offset) shall be offset against the Participant’s Deferral Account.
6.5. Special Rule for eFunds Participants. Notwithstanding anything to the contrary in this Plan, the following provisions shall apply to all Participants who as of the spin off of eFunds Corporation (“eFunds”) from the Company are employed by eFunds or a subsidiary or affiliated corporation of eFunds (“eFunds Participant”):
(a)	The spin off of eFunds shall not constitute a Termination of Employment for purposes of this Plan and payment shall not be made or commenced to eFunds Participants based on the occurrence of the spin off.

(b)	Unless eligible for distribution before the spin off, eFunds Participants shall not be eligible for payments of Deferral Accounts from the Plan until they have an Event of Maturity occurring after the spin off. Termination of Employment by eFunds (including all of its affiliates, defined as any business entity which is affiliated in ownership with eFunds and is recognized as an affiliate of eFunds by the Management Committee for purposes of this Plan) shall constitute a Termination of Employment for purposes of this Plan with respect to eFunds Participants.

(c)	The deferral elections of eFunds Participants shall immediately and automatically terminate upon occurrence of the spin off and there shall be no further deferrals of compensation for such eFunds Participants into this Plan. There shall also be no further Employee Benefit Plan Equivalents credited to the eFunds Participants’ Deferral Accounts after the spin off, except any credits reflecting deferrals occurring before the spin off. Deferrals related to Incentive Compensation earned before the spin off (even if paid after the spin off) will be credited to the eFunds Participants’ accounts in accordance with the terms of their deferral elections for the 2000 Plan Year.

(d)	All other provisions of the Plan shall remain in effect as to the eFunds Participants who shall become inactive Participants, including but not limited to the ability to allocate Deferral Accounts among Investment Options as provided at Section 5.3 and the crediting or debiting of such Deferral Accounts to reflect such Investment Options as provided at Section 5.1(c).

(e)	The Company may at any time amend the Plan to terminate the participation of the eFunds Participants and distribute the account balances of all of the eFunds Participants in lump sum payments. In the event that any eFunds Participant is subsequently employed by an Affiliate and becomes a Participant, the balance of his or her account attributable to his or her prior employment by eFunds shall remain separate and shall be governed by the provisions of this Section 6.3. It is the intention of the Company that the accounts of the eFunds Participants, having been fully accrued and vested prior to January 1, 2005, shall be exempt from Section 409A of the Code.

SECTION 7
UNFORESEEABLE EMERGENCY
The Management Committee may alter the manner or timing of payment of a Deferral Account under Section 6 in the event that the Participant establishes, to the satisfaction of the Management Committee, financial need resulting from an unforeseeable emergency. In such event, the Management Committee may:
(a)	First, reduce the portion of the Participant’s Base Salary or Incentive Compensation that the Participant has elected to defer for the Plan Year by the amount reasonably necessary to satisfy such need.

(b)	Second, to the extent that the financial need cannot be satisfied by terminating the Participant’s deferral election, provide that all or a portion of the Deferral Account shall be paid immediately in a lump sum payment, in an amount not to exceed the amount necessary to satisfy the remaining financial need, and any taxes imposed upon such payment.

(c)	In the case of a Participant receiving installment payments, provide for the present value of all or a portion of such installments to be paid immediately in a lump sum payment, in an amount not to exceed the amount necessary to satisfy the remaining financial need, and any taxes imposed upon such payment.
An unforeseeable emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in section 152 of the Code, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The imminent foreclosure of or eviction from the Participant’s primary residence, the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication, or the need to pay for the funeral expenses of a spouse, a Beneficiary, or a dependent (as defined above) may constitute an unforeseeable emergency. The purchase of a home and the payment of college tuition are generally not unforeseeable emergencies. A distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, provided that a Participant shall not be required to first take any loans or make any hardship withdrawals permitted by an qualified retirement plan maintained by the Company. The Management Committee’s determination as to the occurrence of an unforeseeable emergency of the Participant and the manner in which, if at all, the payment of deferred amounts shall be altered or modified, shall be final.

SECTION 8
BENEFICIARY
A Participant may designate a Beneficiary or Beneficiaries who, upon his or her death, shall receive the distributions that otherwise would have been paid to the Participant. All designations shall be in writing and shall be effective only if and when delivered to the Chief Executive Officer of the Company during the lifetime of the Participant. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of such distribution, the designation shall vest in the Beneficiary all of the distributions, whether payable before or after the Beneficiary’s death, and any distributions remaining upon the Beneficiary’s death shall be paid to the Beneficiary’s estate.
A Participant may, from time to time, change the Beneficiary or Beneficiaries by a written instrument delivered to the Chief Executive Officer of the Company. In the event a Participant shall not designate a Beneficiary or Beneficiaries pursuant to this Section, or if for any reason such designation shall be ineffective, in whole or in part, the distributions that otherwise would have been paid to such Participant shall be paid to the Participant’s estate (or, if a Beneficiary dies while receiving installment payments and no contingent beneficiary has been designated, to the Beneficiary’s estate).
SECTION 9
NONTRANSFERABILITY
In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant or a Beneficiary. Prior to the time of payment hereunder, a Participant or Beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under the Plan nor shall such rights be assigned or transferred by operation of law.
SECTION 10
DETERMINATIONS — RULES AND REGULATIONS
10.1. Determinations. The Management Committee shall make such determinations as may be required from time to time in the administration of the Plan. The Management Committee shall have the discretionary authority and responsibility to interpret and construe the Plan and to determine all factual and legal questions under the Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests. Each interested party may act and rely upon all information reported to them hereunder and need not inquire into the accuracy thereof, nor be charged with any notice to the contrary. The Management Committee shall make such determinations as may be required from time to time in the administration of the Plan. All determinations by the Management Committee shall be final and binding on all Participants and Beneficiaries and all persons claiming any benefit under the Plan, subject only to the claims procedures set forth below.
10.2. Claims Procedure. Until modified by the Management Committee, the claims procedure set forth in this Section 10 shall be the mandatory claims and review procedure for the resolution of disputes and disposition of claims filed under the Plan on or after January 1, 2002.
     10.2.1. Initial Claim. An individual may, subject to Section 10.4, file with the Management Committee a written claim for benefits under the Plan in a form and manner prescribed by the Management Committee.
(a)	If the claim is denied in whole or in part, the Management Committee shall notify the claimant of the adverse benefit determination within ninety (90) days after receipt of the claim.

(b)	The ninety (90) day period for making the claim determination may be extended for ninety (90) days if the Management Committee determines that special circumstances require an extension of time for determination of the claim, provided that the Management Committee notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.
     10.2.2. Notice of Initial Adverse Determination. A notice of an adverse determination shall set forth in a manner calculated to be understood by the claimant:
(a)	the specific reasons for the adverse determination;

(b)	references to the specific provisions of the Plan (or other applicable Plan document) on which the adverse determination is based;

(c)	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(d)	a description of the claims review procedure, including the time limits applicable to such procedure, and a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review, subject to Section 10.6.
     10.2.3. Request for Review. Within sixty (60) days after receipt of an initial adverse benefit determination notice, the claimant may file with the Management Committee a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim benefits. Any request for review of the initial adverse determination not filed within sixty (60) days after receipt of the initial adverse determination notice shall be untimely.
     10.2.4. Claim on Review. If the claim, upon review, is denied in whole or in part, the

Management Committee shall notify the claimant of the adverse benefit determination within sixty (60) days after receipt of such a request for review.
(a)	The sixty (60) day period for deciding the claim on review may be extended for sixty (60) days if the Management Committee determines that special circumstances require an extension of time for determination of the claim, provided that the Management Committee notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.

(b)	In the event that the time period is extended due to a claimant’s failure to submit information necessary to decide a claim on review, the claimant shall have sixty (60) days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the expiration of sixty (60) days.

(c)	The Management Committee’s review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     10.2.5. Notice of Adverse Determination for Claim on Review. A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant:
(a)	the specific reasons for the denial;

(b)	references to the specific provisions of the Plan (or other applicable Plan document) on which the adverse determination is based;

(c)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(d)	a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures; and

(e)	a statement of the claimant’s right to bring an action under section 502(a) of ERISA, subject to Section 10.6.
10.3. Rules and Regulations.
     10.3.1. Adoption of Rules. Any rule not in conflict or at variance with the provisions hereof may be adopted by the Management Committee.

     10.3.2. Specific Rules.
(a)	No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the established claim procedures. The Management Committee may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Management Committee upon request.

(b)	All decisions on claims and on requests for a review of denied claims shall be made by the Management Committee unless delegated as provided for in the Plan, in which case references in this Section 10 to the Management Committee shall be treated as references to the Management Committee’s delegate.

(c)	Claimants may be represented by a lawyer or other representative at their own expense, but the Management Committee reserves the right to require the claimant to furnish written authorization and establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a claimant. A claimant’s representative shall be entitled to copies of all notices given to the claimant.

(d)	The decision of the Management Committee on a claim and on a request for a review of a denied claim may be provided to the claimant in electronic form instead of in writing at the discretion of the Management Committee.

(e)	In connection with the review of a denied claim, the claimant or the claimant’s representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(f)	The time period within which a benefit determination will be made shall begin to run at the time a claim or request for review is filed in accordance with the claims procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.

(g)	The claims and review procedures shall be administered with appropriate safeguards so that benefit claim determinations are made in accordance with governing plan documents and, where appropriate, the plan provisions have been applied consistently with respect to similarly situated claimants.

(h)	For the purpose of this Section, a document, record, or other information shall be considered “relevant” if such document, record, or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; (iii) demonstrates compliance with the administration processes and safeguards designed to ensure that the benefit claim determination was made in accordance with governing plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and (iv) constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit for the claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.

(i)	The Management Committee may, in its discretion, rely on any applicable statute of limitation or deadline as a basis for denial of any claim.
10.4. Deadline to File Claim. To be considered timely under the Plan’s claim and review procedure, a claim must be filed with the Management Committee within one (1) year after the claimant knew or reasonably should have known of the principal facts upon which the claim is based.
10.5. Exhaustion of Administrative Remedies. The exhaustion of the claim and review procedure is mandatory for resolving every claim and dispute arising under this Plan. In any subsequent legal action all explicit and all implicit determinations by the Management Committee (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
     10.5.1. Deadline to File Legal Action. No legal action to recover Plan benefits or to enforce or clarify rights under the Plan under section 502 or section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum not later than six (6) months following the date of the notice of an adverse determination for a claim on review.
10.6. Knowledge of Fact by Participant Imputed to Beneficiary. For the purpose of applying the deadlines to file a claim or a legal action, knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.
SECTION 11
ADMINISTRATION
11.1. Company. Functions generally assigned in this Plan to the Company are delegated to the Committee, Chief Executive Officer and the Management Committee as follows:
     11.1.1. Chief Executive Officer. Except as otherwise provided by the Plan and as set forth in Section 11.1.2, below, the Chief Executive Officer of the Company shall delegate to a Management Committee all matters regarding the administration of the Plan.
     11.1.2. Committee. Notwithstanding the foregoing general delegations to the Chief Executive Officer and the Management Committee, the Committee shall have the exclusive authority, which may not be delegated (subject to Section 11.8), to act for the Company:

(a)	to amend or to terminate this Plan; and

(b)	to consent to the adoption of the Plan by other business entities; to establish conditions and limitations upon such adoption of the Plan by other business entities.
     11.1.3. Management Committee.
(a)	Appointment and Removal. The Management Committee, subject to the direction of the Committee and the Chief Executive Officer, shall have all of the functions and authorities generally assigned in this Plan to the Company. The Management Committee shall consist of one or members as may be determined and appointed from time to time by the Chief Executive Officer of the Company and they shall serve at the pleasure of such Chief Executive Officer and the Committee.

(b)	Automatic Removal. If any individual who is a member of the Management Committee is a director, officer or employee when appointed as a member of the Management Committee, then such individual shall be automatically removed as a member of the Management Committee at the earliest time such individual ceases to be a director, officer or employee. This removal shall occur automatically and without any requirement for action by the Chief Executive Officer of the Company or any notice to the individual so removed.

(c)	Authority. The Management Committee may elect such officers as the Management Committee may decide upon. In addition to the other authorities delegated elsewhere in this Plan to the Management Committee, the Management Committee shall:
(i)	establish rules for the functioning of the Management Committee, including the times and places for holding meetings, the notices to be given in respect of such meetings and the number of members who shall constitute a quorum for the transaction of business,

(ii)	organize and delegate to such of its members as it shall select authority to execute or authenticate rules, advisory opinions or instructions, and other instruments adopted or authorized by the Management Committee; adopt such bylaws or regulations as it deems desirable for the conduct of its affairs; appoint a secretary, who need not be a member of the Management Committee, to keep its records and otherwise assist the Management Committee in the performance of its duties; keep a record of all its proceedings and acts and keep all books of account, records and other data as may be necessary for the proper administration of the Plan,

(iii)	determine from the records of the Company and its Affiliates the compensation, service records, status and other facts regarding Participants and other employees,

(iv)	cause to be compiled at least annually, from the records of the Management Committee and the reports and accountings of the Company and its Affiliates, a report or accounting of the status of the Plan and the Deferral Accounts of the Participants, and make it available to each Participant who shall have the right to examine that part of such report or accounting (or a true and correct copy of such part) which sets forth the Participant’s benefits,

(v)	prescribe forms to be used for applications for participation, benefits, notifications, etc., as may be required in the administration of the Plan,

(vi)	set up such rules as are deemed necessary to carry out the terms of this Plan,

(vii)	resolve all questions of administration of the Plan not specifically referred to in this Section,

(viii)	delegate or redelegate to one or more persons, jointly or severally, and whether or not such persons are members of the Management Committee or employees of the Company, such functions assigned to the Management Committee hereunder as it may from time to time deem advisable, and

(ix)	perform all other acts reasonably necessary for administering the Plan and carrying out the provisions of this Plan and performing the duties imposed by the Plan on it.
(d)	Majority Decisions. If there shall at any time be three (3) or more members of the Management Committee serving hereunder who are qualified to perform a particular act, the same may be performed, on behalf of all, by a majority of those qualified, with or without the concurrence of the minority. No person who failed to join or concur in such act shall be held liable for the consequences thereof, except to the extent that liability is imposed under ERISA.
11.2. Conflict of Interest. If any officer or employee of the Company or an Affiliate, any member of the Committee, or any member of the Management Committee to whom authority has been delegated or redelegated hereunder shall also be a Participant or Beneficiary in the Plan, the individual shall have no authority as such officer, employee, Committee or Management Committee member with respect to any matter specially affecting his or her individual interest hereunder (as distinguished from the interests of all Participants and Beneficiaries or a broad class of Participants and Beneficiaries), all such authority being reserved exclusively to the other officers, employees, Committee or Management Committee members as the case may be, to the exclusion of such Participant or Beneficiary, and such Participant or Beneficiary shall act only in his or her individual capacity in connection with any such matter.
11.3. Dual Capacity. Individuals, firms, corporations or partnerships identified herein or delegated or allocated authority or responsibility hereunder may serve in more than one fiduciary capacity.

11.4. Administrator. The Company shall be the administrator for purposes of section 3(16)(A) of ERISA.
11.5. Named Fiduciaries. The Chief Executive Officer, the Committee and the Management Committee shall be named fiduciaries for the purpose of section 402(a) of ERISA.
11.6. Service of Process. In the absence of any designation to the contrary by the Company, the Secretary of the Company is designated as the appropriate and exclusive agent for the receipt of service of process directed to the Plan in any legal proceeding, including arbitration, involving the Plan.
11.7. Administrative Expenses. The reasonable expenses of administering the Plan shall be payable by the Company.
11.8. Rules, Policies and Procedures. Any rule, policy or procedure necessary or convenient for the administration of the Plan may be adopted by the Management Committee. Any rule, policy or procedure adopted by the Management Committee in connection with the administration of the Plan shall be deemed to be a part of the Plan. In the event that any such rule, policy or procedure conflicts with any provision of this Plan document that is ministerial, procedural or technical in nature, the Plan shall be deemed amended to the extent of the inconsistency.
11.9. Method of Executing Instruments. Information to be supplied or written notices to be made or consents to be given by the Management Committee pursuant to any provision of this Plan may be signed in the name of the Management Committee by any person who has been authorized to make such certification or to give such notices or consents.
11.10. Information Furnished by Participants. The Company and its Affiliates shall not be liable or responsible for any error in the computation of the Deferral Account of a Participant resulting from any misstatement of fact made by the Participant, directly or indirectly, to the Company, and used by it in determining the Participant’s Deferral Account. The Company shall not be obligated or required to increase the Deferral Account of such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the Deferral Account of any Participant which are overstated by reason of any such misstatement shall be reduced to the amount appropriate in view of the truth.
SECTION 12
AMENDMENT AND TERMINATION
The Company expects the Plan to be permanent but since future conditions affecting the Company cannot be anticipated or foreseen, the Company reserves the right to amend, modify or terminate the Plan at any time by action of the Committee. Upon termination of the Plan, all Deferral Accounts shall remain subject to payment in accordance with Sections 6 and 7 of the Plan, provided that the Committee may, in connection with such termination, also amend the

Plan to provide for payment of all Deferral Accounts in a lump sum to the extent permitted by section 409A of the Code.
SECTION 13
LIFE INSURANCE CONTRACT
If the Company elects to purchase one or more life insurance contracts to provide it with funds to make payments under the Plan, the Company shall at all times be the sole and complete owner and Beneficiary of such contract(s), and shall have the unrestricted right to use all amounts and exercise all options and privileges under such contract(s) without the knowledge or consent of any Participant or Beneficiary or any other person; neither Participant, Beneficiary nor any other person shall have any right, title or interest whatsoever in or to any such contract(s).
SECTION 14
CHANGE IN CONTROL
14.1. Distributions upon Change in Control. Notwithstanding any other provision of this Plan, a Participant will receive a distribution of his or her entire Deferral Account if a Change in Control occurs with respect to such Participant. Distribution the entire Deferral Account shall be made on the date of the Change in Control. Such distribution shall be made in a single lump sum payment. A “Change in Control” shall be deemed to have occurred with respect to all Participants on the date that an event set forth in any one of the following paragraphs shall have occurred with respect to the Company. If such an event occurs with respect to an Affiliate, then a Change in Control shall occur with respect to all Participants employed by such Affiliate or a direct or indirect majority owned subsidiary of such Affiliate.
(a)	The date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company or Affiliate that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation. If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company or Affiliate, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation pursuant to this paragraph or paragraph (b)). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the corporation acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph. This paragraph applies only when there is a transfer or issuance of stock of the Company or Affiliate and stock in such corporation remains outstanding after the transaction.

(b)	The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or Affiliate possessing 30 percent or more of the total voting power of the stock of such corporation.

(c)	The date a majority of members of the Company’s (but not any Affiliate’s) board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election.

(d)	The date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or Affiliate that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions; provided that a Change in Control shall not result from a transfer of assets by the Company or an Affiliate to (i) a shareholder of the corporation (immediately prior to the transfer) in exchange for or with respect to the corporation’s stock, (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the transferor corporation immediately following the transfer, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the transferring corporation immediately following the transfer, or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person or group of persons described in clause (iii) For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
14.2. Definitions and Special Rules. For purposes of Section 14.1, the following definitions and special rules shall apply.
(a)	Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company or Affiliate. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(b)	If any one person, or more than one person acting as a group, owns stock of the

Company or Affiliate possessing 30 percent or more of the total voting power of the stock of such corporation, the acquisition of additional control of the Company or Affiliate by the same person or persons will not be considered to cause a Change in Control pursuant to paragraph (a) or (b) of Section 14.1.

(c)	The definition of Change in Control contained in this Section 14 is intended to conform to the definition of a change in control event as set forth in section 409A and the regulations thereunder, and shall be so construed. To the maximum extent permitted by law, a transaction shall not be considered to constitute a Change in Control unless it also constitutes a change in control event for purposes of section 409A, and a transaction that constitutes a change in control event for purposes of section 409A shall be considered a Change in Control.
SECTION 15
NO VESTED RIGHTS
The Plan and the elections exercisable hereunder shall not be deemed or construed to be a written contract of employment between any Participant and the Company or any of its Affiliates, nor shall any provision of the Plan restrict the right of the Company or any of its Affiliates to discharge any Participant, nor shall any provision of the Plan in any way whatsoever grant to any Participant the right to receive any scheduled compensation, bonus, or other payment of any nature whatsoever.
SECTION 16
APPLICABLE LAW
This Plan shall be construed and this Plan shall be administered to create an unfunded plan providing deferred compensation to a select group of management or highly compensated employees so that it is exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA and qualifies for a form of simplified, alternative compliance with the reporting and disclosure requirements of Part 1 of Title I of ERISA. Any reference in this Plan to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation. This Plan has been executed and delivered in the State of Minnesota and has been drawn in conformity to the laws of that State and shall be construed and enforced in accordance with the laws of the State of Minnesota.